Exhibit 99.1

News Release

Contact:	Randy Belote (Media)
(703) 875-8525
randy.belote@ngc.com

Paul Gregory (Investors)
(310) 201-1634
paul.gregory@ngc.com

Northrop Grumman Board Names Wes Bush Chairman, Lewis W. Coleman Lead Independent Director

LOS ANGELES – July 20, 2011 – The board of directors of Northrop Grumman Corporation (NYSE:NOC) elected Wes Bush as its chairman, effective immediately. Bush will serve as chairman, chief executive officer and president. Bush succeeds Lewis W. Coleman, who has served as non-executive chairman since January 2010. The board designated Coleman to serve as its lead independent director.

Photos accompanying this release are available at: http://www.irconnect.com/noc/press/pages/news_releases.html?d=226964

“Wes Bush has the full support of the board and has made excellent progress improving the company’s performance for shareholders, customers and employees,” said Coleman. “This is the right time for Wes to assume the chairmanship of Northrop Grumman.”

“Lew Coleman has been an outstanding chairman for our board, providing tremendous leadership through an important period for our company. I look forward to working with him as our lead independent director,” said Bush.

Coleman joined the company’s board of directors in 2001. He is president and chief financial officer of DreamWorks Animation SKG. He was formerly chairman of Banc of America Securities L.L.C., a subsidiary of Bank of America Corporation.

Bush has been chief executive officer and president of Northrop Grumman since Jan. 1, 2010. He was elected to the company’s board of directors in 2009. Previously he served as the president and chief operating officer, corporate vice president and chief financial officer, and president of the company’s Space Technology sector.

Northrop Grumman Corporation

1840 Century Park East • Los Angeles, CA 90067

www.northropgrumman.com/media

Northrop Grumman Board Names Wes Bush Chairman, Lewis W. Coleman Lead Independent Director

Northrop Grumman is a leading global security company providing innovative systems, products and solutions in aerospace, electronics, information systems, and technical services to government and commercial customers worldwide. Please visit www.northropgrumman.com for more information.

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0711-314

Northrop Grumman Corporation

1840 Century Park East • Los Angeles, CA 90067

www.northropgrumman.com/media